UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Nagelberg, David S.

   P. O. Box 2142
   Rancho Santa Fe, CA  92067
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   3/18/00
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Golf Rounds.com, Inc.
   TEEE
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |429,229 (1)           |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These securities are owned by the Nagelberg Family Trust dated 9/24/97, a trust organized and existing under the laws of the State of California.
The trustees of the Nagelberg Family Trust are David S. Nagelberg and Bette Nagelberg.


                       Joint Filer Information
Names:                    The Nagelberg Family Trust dated
9/24/97
                                Bette
Nagelberg
Address:                  P.O. Box
2142
                                Rancho Santa Fe, California
92067
Designated Filer:     David S.
Nagelberg
Issuer & Ticker Symbol:     Golf Rounds.com, Inc.
(TEEE)
Signatures               THE NAGELBERG FAMILY TRUST DATED
9/24/97
                                         /s/ David S.
Nagelberg

By:________________________________
                                       David S. Nagelberg,
Trustee
                                   /s/ Bette
Nagelberg

___________________________________
                                  Bette
Nagelberg
                                  For herself and as Trustee of the
Nagelberg
                                  Family Trust dated
9/24/97

SIGNATURE OF REPORTING PERSON
/s/   David S. Nagelberg
DATE
April 24, 2000